 Federal Trust Corporation Announces
Year-End Results for 2007

Sanford, Florida (PR Newswire) January 28, 2008 Dennis T. Ward, Chief Executive Officer and President of Federal Trust Corporation, reported today that the Company’s loss for the quarter ended December 31, 2007, was $4.7 million or $.50 per basic and fully diluted share, compared to earnings of $741,000 or $.08 per basic and diluted share for the fourth quarter of 2006. For the full year, the Companys loss was $14.2 million, compared to a $3.4 million profit for 2006. On a per share basis, the loss was $1.51 per basic and fully diluted per share, compared to earnings of $.38 per basic and $.37 per fully diluted share for 2006.

At December 31, 2007, Federal Trust’s total assets were $690.3 million, a decrease of $32.7 million, or 5% from December 31, 2006. The allowance for loan losses at the end of 2007 was $13.9 million or 2.42% of total loans. Stockholders equity at the end of 2007 was $39.7 million, compared to $54.6 million at the end of 2006. The book value per share decreased from $5.86 at December 31, 2006, to $4.22 at December 31, 2007.

CEO Ward stated that “2007 has been extremely difficult and disappointing for financial institutions including Federal Trust. Our losses were primarily driven by weakness in the Florida real estate market.” Total non-performing assets at December 31, 2007, were $47.5 million, compared to $42.1 million at the end of the 2007 third quarter. Total non-accrual loans at December 31, 2007, were $37.8 million, up slightly from the $37.0 million at the end of September. Foreclosed properties increased during the fourth quarter from $5.1 million at September 30, 2007, to $9.5 million at December 31, 2007.

During the fourth quarter, the Company acquired title to $6.5 million in real estate properties and sold properties worth $2.1 million. Two unrelated borrowers with loans on various commercial and residential properties totaling $11.8 million were transferred to non-accrual status during the quarter and one $4.5 million non-accrual loan to an operating hotel was paid in full. The Company recognized approximately $2.6 million in charge-offs during the quarter, primarily relating to the loans transferred to foreclosed assets.

“Our team of experienced professionals focused significant efforts during the quarter on our current non-performing assets, examining the entire loan portfolio and identifying any other potential problem assets. In addition to the activity noted above, we identified $55.7 million in other real estate related loans which are currently performing, but have increased risk due to the weak real estate market. Each of these relationships was evaluated based on current market conditions and is being actively monitored by our lending staff. In fact, one of these loans with a balance of $7.4 million was paid in full subsequent to December 31, 2007. Of the remaining loans we identified, $21.1 million was for unimproved land, $11.6 million was for commercial real estate projects, $10.5 million was for developed residential lots, and $5.1 million was for single family residences in various stages of construction. Based on our evaluation of the loan portfolio, we added $6.0 million to the allowance for loan losses at the end of 2007, which brought our total provision to $16.4 million for all of 2007. While we believe that the allowance for loan losses at December 31, 2007, was adequate in light of current market conditions, additional provisions in 2008 may be required,” explained CEO Ward.

CEO Ward further commented that, “despite the challenges the Company faced in our loan portfolio during 2007, we made progress in several areas of the Bank. We completed our near-term branch expansion plans and opened two new offices in Seminole and Flagler counties. We also relocated our New Smyrna Beach branch from a 1,500 square foot end unit in a retail plaza, to a nearby free-standing branch facility with drive-up lanes, which were not available at our former location. We have also made significant progress in sales training and development of our branch staff. Our goal for 2007 and moving forward is to reduce our reliance on wholesale funding sources such as advances from the Federal Home Loan Bank and brokered certificates of deposit in favor of lower cost interest checking accounts, which increased $28.7 million or 56% in 2007. Our investments in the new branch offices and staff training have set the framework for our enhanced sales culture. On the loan side, we will focus first on the resolution of our problem assets and other potential problem loans. We strengthened our credit underwriting staff and procedures, and have focused our loan origination efforts in our Central Florida branch footprint area. With a local business lending focus, we will reduce our portfolio of land acquisition and development and residential loans with the ultimate goal of having a more traditional community bank asset and liability mix,” continued CEO Ward.

“As a result of the additional loan loss provisions we recorded during the year, the Bank’s capital position fell below the “well capitalized” designation for regulatory purposes at December 31, 2007. As we move forward in 2008, we plan to reduce total assets by aggressively resolving problem assets and reducing our residential loan portfolio. As evidence of our efforts to shrink the balance sheet, during the 2007 fourth quarter we successfully reduced the Bank’s total assets by $35 million from $723 million at September 30, 2007, to $688 million at December 31, 2007. We have also hired an investment banker to assist us in raising additional capital to provide a foundation for future growth when market conditions improve,” concluded CEO Ward.

Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At January 25, 2008, the closing price was $1.85 per share.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $688 million federally-chartered, FDIC-insured savings bank, and Federal Trust Mortgage Company, a Florida corporation, which originates fixed and adjustable rate mortgage loans for sale in the secondary market. Federal Trust Bank operates from eleven full-service offices in Seminole, Orange, Volusia, Lake and Flagler Counties, Florida. The Company’s Executive and Administrative Offices and the headquarters for Federal Trust Mortgage Company are located in Sanford, in Seminole County, Florida.

The following information is in thousands except per share data.

	At Year End
	Dec. 31, 2007	Dec. 31, 2006

Total assets	$690,264	$722,964
Investment securities	52,449	65,558
Loans	563,234	603,917
Deposits	481,729	472,794
Federal Home Loan Bank advances	152,700	179,700
Shareholders' equity	39,686	54,620
Book value per share	$4.22	$5.86
Non-performing assets	47,452	12,007
Allowance for loan losses	13,869	5,098
Allowance for loan losses as a percent of total loans, net of LIP	2.42%	0.84%

	Three Months Ended
	Dec. 31, 2007	Dec. 31, 2006

Interest income	$10,371	$11,125
Interest expense	7,732	7,409
Net interest income	2,639	3,716
Provision for loan losses	6,002	345
Non-interest income	(309)	455
Non-interest expense	4,001	2,893
Provision for income taxes	(2,973)	192
Net earnings	(4,700)	741

Earnings per share - basic	(0.50)	0.08
Earnings per share - fully diluted	(0.50)	0.08
Average common shares
Outstanding - basic	9,382	9,320
Average common shares
Outstanding - fully diluted	9,382	9,461
Return on average assets	(2.61%)	0.41%
Return on average equity	(35.61%)	5.59%
Net interest margin	1.58%	2.23%

	Twelve Months Ended
	Dec. 31, 2007	Dec. 31, 2006

Interest income	$42,486	$43,842
Interest expense	30,797	28,114
Net interest income	11,689	15,728
Provision for loan losses	16,412	639
Non-interest income	944	2,226
Non-interest expense	18,414	12,461
Other-than-temporary impairment on securities available for sale	749	0
Market value adjustment on loans held for sale	328	0
Provision for income taxes	(9,107)	1,444
Net earnings	(14,163)	3,410

Earnings per share - basic	(1.51)	0.38
Earnings per share - fully diluted	(1.51)	0.37
Average common shares
Outstanding - basic	9,363	8,995
Average common shares
Outstanding - fully diluted	9,363	9,135
Return on average assets	(1.97%)	0.46%
Return on average equity	(26.83%)	6.70%
Net interest margin	1.74%	2.33%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,”“target,”” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation’s financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For further information regarding Federal Trust Corporation, please read the reports Federal Trust Corporation files with the SEC and available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust’s website at http://www.federaltrust.com.

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

FEDERAL TRUST CORPORATION
312 West First Street, Sanford, Florida 32771